IC One/GC-Apt

                               MARKETING AGREEMENT

THIS MARKETING AGREEMENT (the "Agreement"), dated effective as of August 6, 1999 (the "Effective Date") is by and between IC One, Inc., a Delaware corporation with its principal place of business at 205 West 700 South, Suite 200 ("IC One") and Global Capital Limited, a Nevada Limited Liability Company, and/or its assigns with its principal place of business at 3717 S. Rosecrest, Las Vegas, Nevada 89121 ("Global").

RECITALS:

A. IC One is in the business of research, development, and implementation of loyalty and incentive purchase programs, card enhancement and value added card services, utilizing smart card funds transfer technology ("IC One Systems and Services").

B. Global is in the business of the development and implementation of advertising concepts that effectively lower the two highest costs for apartment owners and property management firms: tenant acquisition and tenant-turn-over.

C. Global is interested in incorporating into a "Business Case" the IC One Systems and Services specific to Global's current and prospective apartment communities as described in the attached Appendix A which is made a part hereof.

D. Global does not currently own any "Business Cases" or technology relating to smart cards or "loyalty"-incentive programs.

AGREEMENTS:

In consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Definitions.

         1.1 "Marketing Rights" shall mean the right to use, incorporate, integrate, and/or engage the business of companies specific to Global's apartment communities who are interested in benefiting from IC One Systems and Services.

         1.2  "Business  Case"  shall  mean  any   "loyalty"-incentive   program
         developed and owned by Global for installation in an apartment community for the purpose of lowering the two highest costs for apartment owners and property management firms: tenant acquisition and tenant-turn-over; and promoting use of the card, including monthly-rent payments by tenants; or for any other "Business Case" or application developed and implemented by Global for the express purpose of increasing IC One Smart Card distribution and usage.

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         1.3 All other  initially  capitalized  terms  shall  have the  meanings assigned to them in this Agreement.

2.       Consideration.  In   consideration  of  the covenants,  warranties  and
commitments made by IC One and Global in this Agreement, the Parties agree as follows:

         2.1 Marketing Performance Obligations. IC One agrees to provide Global the necessary portions of IC One Systems and Services for Global's current and prospective apartment communities, for the purpose of providing IC One and Global with viable economic benefit. IC One has agreed to enter into this Marketing Agreement with Global, based upon Global's representation of its ability to deliver to IC One economically viable business opportunities In the event Global is unable to deliver to IC One, within 120 days of the Effective Date of this agreement an economically viable business opportunity, or is unable to perform in accordance with the performance criteria as outlined in the attached Appendix B, which is made a part hereof, IC One has the right, unilaterally, to void this Agreement. Every 90 days thereafter, the Parties shall mutually determine, using reasonable standards, Global's performance under this Agreement.

         2.2 IC One Performance Obligations. IC One agrees to make available, following reasonable time to develop, the necessary technology, including reasonable support and service required to allow Global to create its own proprietary Business Case applications. Any such technology made available to Global will remain the sole property of IC One, and all smart-card transactions resulting from the use of IC One's technology, whether directly or indirectly, will be processed by IC One, unless otherwise mutually agreed by both parties. IC One also agrees to make available the necessary marketing support to Global, including but not limited to training, customer service, marketing materials, and program endorsement references. Any costs associated with marketing materials, support, or development of Global's programs will be born by Global. Certain mutually determined development will be billed to Global on a cost plus basis with a portion to be paid up front. IC One excludes and disclaims all warranties, whether express or implied, including without limitation, warranties of merchantability and fitness of IC One Systems and Services for a particular purpose.

         2.3 Card and Equipment Purchase Obligations. Global agrees to purchase from or through IC One, as defined in Appendix B, all cards and card acceptance devices (CADs) required for each business application Global engages the IC One Systems and Services. Global shall install and service all CADs required for each business application Global engages the IC One Systems and Services. Global and IC One agree to cooperate in a spirit of teamwork in the purchase, development

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         and implementation of cards and CADS,  includingg PC access devices and tv-set top boxes.

         2.4 Compensation Schedule. IC One and Global agree to share fees charged to Global's Clients in accordance with the schedule as outlined in the attached Appendix C, which is made a part hereof. Any additional revenue opportunities not addressed in Appendix C, shall be arranged and mutually agreed upon by both parties prior to receipt thereof All payments shall be accompanied by a reasonably detailed report, describing the services and/or products employed in the transaction(s) as well as the calculation used to determine the payment.

         2.5 Payment. IC One and Global shall determine compensation by way of mutual written agreement subject to and prior to each business opportunity brought to IC One by Global. In the event Global or IC One agrees to pay the other in a transaction(s), the paying party's payment shall be accompanied by a reasonably detailed report, describing the services and/or products employed in the transaction(s) as well as the calculation used to determine the payment. Settlement and payments under all programs shall occur at least every 30 days.

         2.6 Audit Rights. The Parties shall keep accurate books of account and records covering all transactions relating to this Agreement. The party receiving a payment from the other party shall have the right, upon ten
         (10) business days prior written notice and during reasonable business hours, to have a certified public accounting firm examine the paying party's records relating to the transaction(s). The receiving party shall bear the cost of such inspection and audit unless the results of such audit indicate underpayments of more than five percent (5%) for the period under review, in which case the reasonable cost of the audit will be borne by the paying party. Such audits may be made no more frequently than once every three (3) months, unless the preceding audit revealed a material underpayment. All relevant records including Global's client base and database records shall be kept available for at least two (2) years after the calendar month to which they relate.

         2.7 Term. The term of this Agreement shall be three (3) years from the Effective Date, unless either party fails to perform their obligations under this Agreement, in which case, the party that has not failed may terminate this Agreement. The Term shall be automatically extended for consecutive one-year periods following the end of the first three-year term if Global demonstrates, and IC One agrees, that Marketing Performance Obligations of Global have been met or exceeded.

3. Covenant Not to Compete. The parties hereby covenant and agree that for the term of this Agreement, and for a period of one (1) year thereafter, they will not, directly or indirectly, without the prior written consent of the other party, develop, market, sell, or assist in the development, marketing or sale, of any product or technology that competes with the other party, as relating to existing clients under contract at the expiration of this

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noncompete  period (a  "Competitive  Product"),  including  without  limitation, providing consultative services, owning, managing, operating, participating in, controlling, or being, connected as a majority stockholder, partner, or otherwise with any business, individual or entity that creates, develops or markets a Competitive Product, including any such actions by its officers, directors and/or key employee(s). If the agreement is terminated, the parties may continue in their respective businesses as constituted at the time of termination.

4.       IC One/Global ("the Parties'") Warranties.

         4.1 Corporate Power, Etc. The Parties hereby represent, warrant, and covenant to each other that (a) each party has all necessary right and power to enter into and perform according to the terms and conditions of this Agreement; (b) all corporate action on the part of the Parties, its respective directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken: (c) the terms of this Agreement do not violate or conflict with any other agreement or obligation of the Parties; and (d) this Agreement is a valid and binding agreement on the Parties, enforceable in accordance with its terms.

         4.2 Litigation. There is no action, suit, investigation, or other proceeding pending or, to the Parties' knowledge, threatened against or materially adversely affecting the Parties' right and ability to consummate the transactions contemplated by this Agreement; nor do the Parties know or have reason to know of any basis for the same.

         4.3 Infringement. IC One warrants that the Marketing Rights and elements thereof are solely owned by IC One and do not violate any rights of any third party, and that it has not received any notice of such a claim. To IC One's best knowledge, no third party is infringing or has infringed any rights with respect to the Marketing Rights.

         4.4 Survival. The representations, warranties and covenants contained in or made pursuant to this Agreement shall survive execution and any termination of this Agreement.

5. Confidentiality. The parties agree to treat as highly confidential, and never to use, copy or disclose to any third party, except as required by law, any source code, trade secrets, client or client-database information. IC One agrees that any intellectual property designed, developed and created by Global to increase card distribution and promote cardholder usage is the sole property of Global and its affiliates, including Rent Smart Publications. Notwithstanding the status of this Agreement, the client base resulting from the distribution efforts and card-usage promotion of Global is the sole property of Global and is subject to the confidentiality intent of this paragraph.

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6.       Breach of Agreement; Remedies.  If either party believes that the other has materially breached any provision of this Agreement, the party alleging the breach shall deliver notice to the other party, specifying the nature of the alleged breach. The party alleged to be in breach shall have sixty (60) days from the date of mailing of such notice in which to attempt to cure the alleged breach. During such sixty (60) day period, either party may request a personal meeting between the parties in which to negotiate in good faith to attempt to resolve the dispute. If such negotiations are unsuccessful and the alleged breach has not been cured by the end of such sixty (60) day period, the party alleging the breach may pursue any and all rights and remedies that it has under this Agreement, at law or in equity. The parties agree that the remedy at law
for  any  breach  of  its   covenant   not  to  compete  and  its   covenant  of
confidentiality shall be inadequate and that irreparable harm shall be presumed, and the other party shall be entitled to injunctive relief, in addition to any other remedy it might have, including damages and the right to recover reasonable attorneys' fees, if it becomes necessary for the injured party.

7. Rights Reserved; Reasonable Efforts to Market. Global shall have the right to market the IC One Systems and Services as outlined in Section 2. Nothing in this Agreement shall impair IC One's right to acquire, license. independently develop for itself, or have others independently develop for it, similar products performing the same or similar functions as IC One Systems and Services, or to provide Marketing Rights to others not infringing upon Global's specific Apartment communities or other proprietary Business Case programs designed specifically for implementation by Global. Global is required to use best efforts to develop business opportunities, market and promote the IC One Systems and Services, in general, in both U. S. and international markets.

8. LIMITATION OF LIABILITY AND DAMAGES. OTHER THAN AS SET FORTH ELSEWHERE IN THIS AGREEMENT, EACH PARTY EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.

9.       Miscellaneous.

         9.1 Notice. All notices between the parties shall be in writing and shall be sent by certified or registered mail or commercial overnight delivery service, with provisions for a receipt, or by confirmed facsimile transmission, to the address of the other party listed above (or to such other address as a party may furnish to the other in writing).

         9.2 Entire Agreement, Amendment; Waiver. This Agreement and any additional documents required to be delivered hereunder, constitutes the complete

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         agreement   between   the   parties   and   supersedes   all   previous
         representations, written or oral, with respect to the IC One Systems and Services or other subject matter of this Agreement. Except as otherwise expressly provided herein, this Agreement may be modified or amended only by a writing signed by duly authorized representatives of both parties. The waiver by either party of any default or breach of this Agreement, or any obligation hereunder, shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

         9.3 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Utah and applicable federal laws. The parties consent to the exclusive jurisdiction and venue of Utah state and federal courts in any action arising out of this Agreement.

         9.4 Attorneys' Fees. In the event of any default under this Agreement, the defaulting party shall pay all costs incurred by the other party by reason of the default, including court costs and reasonable attorneys' fees (whether or not the attorney is a salaried employee of the non-defaulting party), and also, including such expenses incurred before legal action or bankruptcy proceeding, during the pendency thereof; and continuing, to all such expenses in connection with appeals to higher courts. If the attorney is a salaried employee of the non-defaulting party, a reasonable attorney fee shall be an amount charged by similarly qualified attorneys in private practice for similar services. If a party is accused of default by the other, but there is a final decision by a court of law, not overturned on appeal. that the party did not default as alleged, the party wrongly accused of default shall be entitled to an award of its costs and reasonable attorneys' fees as described above.

         9.5 Cumulative Remedies. All rights and remedies provided in this Agreement, at law or in equity are cumulative.

         9.6 Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, including without limitation the term and geographic scope of the covenant not to compete, such term shall be reduced or otherwise modified by such court or arbitrator to the minimum extent necessary to make it valid and enforceable. If such term cannot be so modified, it shall be severed and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

         9.7 Binding Effect, Assignment. This Agreement is binding upon the parties and their respective successors, representatives and assigns; however, neither party may assign or transfer this Agreement or any of his rights or duties hereunder without prior written consent of the other party, which shall not be unreasonably

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         withheld.  In the event of bankruptcy  by either party,  the rights and privileges provided for in this Agreement shall remain in effect.

         9.8 Language. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.


         9.9 Force Majeure. Neither party shall be liable for any failure or delay in performing, hereunder, if such failure or delay is due to war, strike, government requirements, acts of nature, acts or omissions of carrier, or other cause(s) beyond its reasonable control.

         9.10 Counterparts. This Agreement may be executed in counterparts, and all counterparts shall be deemed to be one and the same agreement.

         9.11 No Agency. This Agreement shall not be construed to create any, agency or partnership between the Parties. Neither party has authority to bind the other, to incur any liability or act on behalf of the other, or to direct the others employees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Global Capital Limited, LLC                     IC One, Inc.

By: /s/ Gregory C. Johnson                      By: /s/ Skip Bennett
    ---------------------------                     ---------------------

Print Name: Gregory C. Johnson                  Print Name: Skip Bennett

Title: Managing Director                        Title: President & CEO

Date: 8/6/99                                    Date: 8/6/99

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                                   Appendix A

Global Capital Limited (Global) through its affiliate, Rent Smart Publications is currently performing advertising services for numerous apartment communities. Tile intent of this Marketing Agreement is to make available to those same apartment communities and others a Business Case that includes the 'Loyalty' features of IC One's smart-card technology. Over $1.2 million dollars has been spent developing and testing the Rent Smart Publication, an advertising medium for apartment communities in two test markets. Las Vegas and Phoenix, comprising 210 communities at an average of 300 units per community. The Rent Smart Publication is currently slated to be introduced into 18 additional markets over the next 36 months. The intent of Global and IC One is to coordinate and cooperate in the introduction of the Rent Smart Publication along with the `Rent Smart Card' into the anticipated markets in an attempt to increase the efficiency of the card distribution and 'merchant sign-up' process in those markets.


                                   Appendix B

Within the first 12 months Global will produce 150,000-200,000 cards and set top boxes or other `access devices'; and within the first 36 months, Global will produce a minimum of 1,500,000-2,000,000 cards and set top boxes or `access devices'. The cost per card to Global shall be IC Ones total hard costs per card plus 25 percent. The cost for CADs, set top boxes or any other 'access device' shall not exceed IC One's total hard costs per CAD or device plus 15 percent. Thereafter, costs and performance criteria will be reviewed and mutually agreed upon on an annual basis. Global agrees to keep IC One updated on a monthly basis the distribution projections for smart cards.


                                   Appendix C

For all Global programs using smart cards, a transaction fee of 1/2 percent of the total amount of each transaction shall be paid to IC One. In addition, and in the event Global participates in the IC Kids Card program, IC One shall receive 11 percent of the total loyalty contribution amount with the balance to be distributed between Global arid the beneficiaries. Compensation from Global's participation in all other IC One-sponsored loyalty programs will be determined mutually between Global and IC One prior to execution. All sign-up fee revenues shall go to Global. Notwithstanding the status of this Agreement and unless by the written and mutual consent to the contrary. Global's income rights and participation from the card usage by Global's clients is perpetual.